UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100 Austin, TX		78729
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e) Appointment of Certain Officers

On November 13, 2017, Molecular Templates, Inc. (the “Company”) appointed Adam Cutler as Chief Financial Officer and Treasurer and he will become the Company’s principal financial and accounting officer effective following the filing by the Company of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Mr. Cutler, 43, joins the Company from Arbutus Biopharma, where he was Senior Vice President of Corporate Affairs, responsible for designing and executing Investor Relations programs. From 2012-2015, Mr. Cutler was a Managing Director for The Trout Group, where he advised public and private life science companies on investor relations and capital raising strategies. From 2011-2012, Mr. Cutler was Director and Senior Biotechnology Analyst for Credit Suisse, where he led the small and mid-cap biotechnology equity research team. Prior to that, he was Managing Director and Senior Biotechnology Analyst for Canaccord Genuity. Prior to Canaccord Genuity he held Biotechnology Analyst positions at JMP Securities LLC and at Bank of America Merrill Lynch (f/k/a Bank of America Securities). He also served as an Analyst in the Life Sciences Strategy & Market Assessments division of The Frankel Group and prior to that was a Consultant for Ernst & Young LLP for their Hospital, Healthcare, and Payor clients. Mr. Cutler currently serves on the Board of Directors for Inmed Pharmaceuticals, a preclinical stage biopharmaceutical company specializing in the research and development of novel, cannabinoid-based prescription drug therapies utilizing novel drug delivery systems, and serves as a Corporate Development Consultant for Roivant Sciences. He earned his Bachelor of Arts degree in Economics, with a minor in Law, Medicine, and Health Policy from Brandeis University.

Mr. Cutler’s employment agreement provides for an initial base salary of $380,000, and he is eligible to receive a target discretionary annual bonus of 35% of his base salary, which will be prorated for the remainder of 2017. Mr. Cutler’s employment agreement provides for “at will” employment however, in the event that his employment is terminated by the Company for any reason other than for “cause” or by Mr. Cutler for “good reason” (each as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive as severance (i) 100% of his base salary, as then in effect, for a period of nine months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices, (ii) a prorated annual target bonus for the year of termination, (iii) 9 months payment of COBRA for continued health care benefits, and (iv) full acceleration of the vesting of all then outstanding equity awards. In the event that Mr. Cutler’s employment is terminated by the Company for any reason other than for “cause” or by Mr. Cutler for “good reason” three months prior or twelve months following a change in control, subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive as severance (i) a lump sum payment equal to his base salary, as then in effect, (ii) an annual target bonus for the year of termination, and (iii) full acceleration of the vesting of all time-based outstanding equity awards.

In connection with his appointment, Mr. Cutler will receive a signing bonus of $100,000, $50,000 of which will be paid on commencement of employment and the remaining $50,000 to be paid on his six month anniversary of employment with such bonus to be repaid to the Company if Mr. Cutler leaves the Company other than for good reason within 12 months of his commencement of employment. In addition, on the date of commencement of employment Mr. Cutler will receive a stock option to purchase 225,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a purchase price equal to the fair market value of the Common Stock on the date of grant. The stock options will have a ten year term and will vest as to 25% of the shares on the first anniversary of the commencement of Mr. Cutler’s employment with the Company, and as to the remaining shares in equal monthly installments over the subsequent thirty-six (36) months.

The foregoing description of Mr. Cutler’s employment agreement is not complete and is subject to and qualified in its entirety by reference to the employment agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017.

There are no transactions to which the Company is a party and in which Mr. Cutler has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Cutler has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	PressRelease dated November 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: November 14, 2017

	By:	/s/ Eric E. Poma, Ph.D.
		Name:	Eric E. Poma, Ph.D.
		Title:	Chief Executive Officer